EXHIBIT A

Hudson's Grill of America, Inc.              For Immediate Release
16970 Dallas Parkway                       Contact: Mitzy Ferguson
Suite # 402                                Telephone: 972-931-9237
Dallas, Texas 75248-1928            e-mail: mitzy@hudsonsgrill.com


                 Hudson's Grill Announces The Opening
                  of Its First Franchise in Michigan

Jackson Becomes the Home of the First Hudson's Grill in Michigan

Monday, September 21, 1998

Dallas, TX -- Hudson's Grill of America, Inc., based in Dallas, Texas, announced today that the first Hudson's Grill restaurant in Michigan opened on September 14, 1998, in Jackson, a regional hub located about an hour outside of Detroit. The Hudson's Grill restaurant is based on the Company's new design for stand alone units. Hudson's Grill of Jackson, Inc., is the Company's first franchisee in Michigan, whose principals are F. Mark Myers and Tammy Myers. In its first week of operation, the unit has already become a local destination point.

     "We are extremely pleased with the first week's performance of Jackson Hudson's Grill," said David Osborn, President of Hudson's Grill of America, Inc., "and we look forward to continued growth as more and more people in the Jackson area learn of the Hudson's Grill. We believe this unit will be one of the strongest in our system."

     The new restaurant is based upon the Company's new 4567 square foot, freestanding, prototype design that uses its "BURGERS
* SHAKES * ROCK n' ROLL" Americana "late 50's and early 60's" theme. Currently, two other restaurants that incorporate the Company's new design are under construction in Dallas, Texas, and Marquette, Michigan.

     The Company also announced that construction on the Richardson (Dallas), Texas, Hudson's Grill, is now almost complete. The restaurant is currently scheduled to open in mid to late October.

     Also, as a result of the Company's annual meeting in May, the shareholders elected David L. Osborn, Thomas A. Sacco, and Robert
W. Fischer to be directors. At the same meeting, the shareholders voted to ratify the transfer of most of the Company's assets to its subsidiary, Hudson's Grill International, Inc. The shareholders also voted to give the directors the choice to register the shares of Hudson's Grill International, and the choice to distribute the shares to the shareholders of the Company.


    Hudson's Grills of America is celebrating its 14th year of operation, and the company is publicly traded over the counter under the NASDAQ symbol HDSG.